EXHIBIT 10.19

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) has been made as of _____________, 20___ (the “Date of Award”), by Northern Oil and Gas, Inc. with its principal offices in Wayzata, Minnesota (the “Company”), to ____________________, who resides at _______________________ (the “Grantee”).

RECITALS

Under the Northern Oil and Gas, Inc. 2009 Equity Incentive Plan (the “Plan”), our company’s Compensation Committee of the Board of Directors (the “Committee”) has determined the form of this Agreement and selected the Grantee to receive this Restricted Stock Award and the shares of Northern Oil and Gas, Inc. Common Stock, par value $0.001 per share (“Common Stock”) that are subject hereto.  The applicable terms of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan.

RESTRICTED STOCK AWARD

In accordance with the terms of the Plan, our company has made this Restricted Stock Award effective as of the Date of Award first indicated above, and concurrently has issued to the Escrow Agent the shares of Common Stock upon the following terms and conditions:

1.           Number of Shares

The number of shares of Common Stock issued or transferred under this Restricted Stock Award is ______________________ (________).

2.           Rights of Grantee as Shareholder

The Grantee, as the owner of record of the shares of Common Stock issued pursuant to this Restricted Stock Award, is entitled to all the rights of a shareholder of our company, including the right to vote, the right to receive cash or stock dividends, and the right to receive shares in any recapitalization of our company.  If the Grantee receives any additional shares by reason of being the holder of the shares of Common Stock issued or transferred under this Restricted Stock Award or of the additional shares previously distributed to the Grantee, all the additional shares shall be subject to the provisions of this Agreement.

3.           Period of Restriction

The Period of Restriction under this Restricted Stock Award shall commence on the Date of Award and expire upon the earliest of (i) our company undergoes a Change of Control as defined in the Plan, (ii) the attainment of the following performance objectives:

, or (iii) if applicable, the vesting of shares of Common Stock issued under this Restricted Stock Award in equal installments of _________________ (_______) shares each, in accordance with the following vesting schedule:

Vesting Date (Expiration of Period of Restriction)	Shares Released from Restrictions

4.           Conditions during Period of Restriction

    During the Period of Restriction the following conditions must continue to be satisfied:

a.	the employment of the Grantee with our company must not terminate for any reason; and

b.
the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of the nonvested shares of Common Stock issued or transferred pursuant to this Restricted Stock Award.

5.    Consequences of Failure to Satisfy Conditions

The following shall be the consequences of Grantee’s failure to satisfy the conditions in Sections 3 and 4 during the Period of Restriction.

a.
If the conditions of Sections 3 and 4(a) are not satisfied, either by act of the Grantee or otherwise; (i) the Grantee will forfeit the nonvested shares of Common Stock issued or transferred pursuant to this Restricted Stock Award; (ii) the Grantee will assign and transfer the certificates evidencing ownership of such nonvested shares to our company, (iii) all interest of the Grantee in such nonvested shares shall terminate, and (iv) the Grantee shall cease to be a shareholder with respect to such nonvested shares.

b.
Any attempted sale, assignment, transfer, pledge, or other disposition of the nonvested shares of Common Stock issued or transferred pursuant to this Restricted Stock Award in violation of the condition in Section 4(b), whether voluntary or involuntary, shall be ineffective and our company shall not be required to transfer the nonvested shares.

6.    Lapse of Restrictions

At the end of the Period of Restriction, if the conditions specified in Sections 3 and 4(a) have been satisfied during the Period of Restriction, all restrictions shall terminate, and the Grantee shall be entitled to receive the certificates representing the shares out of escrow without the legend, provided that if the Grantee has attempted to violate the condition specified in Section 4(b), our company shall have no obligation to deliver unlegended certificates to anyone other than the Grantee.  However, in the event of an attempted violation of the condition specified in Section 4(b), our company shall be entitled to withhold delivery of any of the certificates if, and for so long as, in the judgment of our company’s counsel, our company would incur a risk of liability to any party whom such shares were purported to be sold, transferred, pledged, or otherwise disposed.

7.           Legend on Certificates

In the event a stock certificate is issued to evidence ownership of shares of Common Stock issued or transferred pursuant to this Restricted Stock Award, each certificate so issued during the Period of Restriction shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntarily or involuntarily, and a provision requiring transfer of these shares to Northern Oil and Gas, Inc. (the “Company”) without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in a Restricted Stock Award Agreement, a copy of which is on file with our company.

In any event, our company or its transfer agent shall hold the shares of Common Stock issued or transferred pursuant to this Restricted Stock Award in escrow during the Period of Restriction.

8.           Specific Performance of the Grantee’s Covenants

By accepting this Restricted Stock Award and the issuance and delivery of the shares of Common Stock pursuant to this Restricted Stock Award, the Grantee acknowledges that our company does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Restricted Stock Award Agreement and agrees that our company is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

9.           Employment with our company

Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with our company.

10.           Section 83(b) Election

If the Grantee makes an election pursuant to § 83(b) of the Internal Revenue Code, the Grantee shall promptly file a copy of such election with our company.

11.           Withholding Tax

Before a certificate for shares of Common Stock is issued or delivered pursuant to this Restricted Stock Award or if the Grantee makes the election permitted by § 83(b) of the Internal Revenue Code our company may, by notice to the Grantee, require that the Grantee pay to our company the amount of federal, state, or local taxes, if any, required by law to be withheld.  Our company may satisfy the withholding obligation by withholding shares of Common Stock having a fair market value equal to the withholding tax; or by requiring the Grantee to pay to our company, in cash, an amount sufficient to cover our company’s withholding obligation.

[and/or]

If the Grantee makes an election pursuant to § 83(b) of the Internal Revenue Code, our company shall, within fifteen (15) days following the receipt by our company of a copy of such election, pay to the Grantee, or directly to the appropriate taxing authority, a cash bonus equal to the amount of state and federal income tax required to be paid by Grantee on Grantee’s receipt of the Restricted Stock Award, including tax incurred due to the payment of such cash bonus, as determined by our company in its sole discretion.

12.           Notices of Payments

Any notice to be given by the Grantee under this Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Secretary of our company at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by our company to the Grantee under this Agreement shall be in writing and shall be deemed to have been given if mailed or delivered to the Grantee at the address listed in the records of our company or at such address as specified in writing to our company by the Grantee.

13.           Waiver

The waiver by our company of any provision of this Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision of this Agreement at any subsequent time for any other purpose.

14.           Termination or Modification of Restricted Stock Award

This Restricted Stock Award shall be irrevocable except that our company shall have the right to revoke this Agreement at any time during the Period of Restriction if it is contrary to law or modify this Restricted Stock Award to bring it into compliance with any valid and mandatory law or government regulation.  In the event of revocation of this Agreement pursuant to the foregoing, our company may give notice to the Grantee that the nonvested shares of Common Stock are to be assigned, transferred, and delivered to our company as though the Grantee’s employment with our company terminated on the date of the notice.

15.           Section Headings

The section headings in this Agreement are for convenience of reference only and shall not be deemed as part of, or germane to, the interpretation or construction of this Agreement.

16.           Determination by Committee

Determinations by the Committee shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

17.           Governing Law

The validity and construction of this Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, our company has caused this Agreement to be executed and granted in, to be effective as of ______________, 20___.

Northern Oil and Gas, Inc. By Michael L. Reger Its Chief Executive Officer

ACCEPTANCE OF RESTRICTED STOCK AWARD

The undersigned Grantee accepts this Restricted Stock Award and the ___________ (_______) shares of Common Stock issued or transferred under this Agreement and agrees to be bound by the provisions of this Agreement, including but not limited to the agreements and covenants of the Grantee expressed in § 4.

Dated this _____ day of _______________, 20___.

Grantee